Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 3, 2014, relating to the consolidated financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries, and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

November 14, 2014